EXHIBIT D.(XL)

AMENDMENT NUMBER 14 TO INVESTMENT
SUB-ADVISORY AGREEMENT

     Effective January 1, 2009 the Investment Sub-Advisory Agreement between Hartford Investment Financial Services, LLC (formerly known as Hartford Investment Financial Services Company), and Wellington Management Company, LLP (“Wellington Management”) dated March 3, 1997, as amended (the “Agreement”), is hereby amended to reflect the following amended fee schedule for the funds listed as per the attached Schedule A:

     The sub-advisory fees shall be accrued daily and paid quarterly, based upon the following annual rates and upon the calculated daily net asset values of the Portfolios as follows.

     IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of the 1st day of January, 2009.

HARTFORD INVESTMENT
FINANCIAL SERVICES, LLC

/s/Robert Arena
By: Robert Arena
Title: Manager, Senior Vice President/Business
Line Principal

WELLINGTON MANAGEMENT
COMPANY, LLP

/s/Jonathan M. Payson
By: Jonathan M. Payson
Title: Sr. Vice President

Hartford Mutual Funds, Inc.

Schedule A

The Hartford Capital Appreciation Fund

Net Asset Value	Annual Rate
All Assets	0.250%

The Hartford Small Company Fund

Net Asset Value	Annual Rate
All Assets	0.375%

Hartford Mutual Funds, Inc.